CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-267506 and 333-278600), Forms S-8 (File Nos. 333-260257, 333-268074, 333-272238, 333-284956 and 333-288141) and Form S-1 (File No. 333-281156) of our report dated March 31, 2026 with respect to the audited consolidated financial statements of Greenidge Generation Holdings Inc. and its subsidiaries (collectively, the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 31, 2026